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                                                                     EXHIBIT 8.1

                               February 14, 2002

RFS Hotel Investors, Inc.
850 Ridge Lake Boulevard, Suite 200
Memphis, Tennessee 38120

                            RFS HOTEL INVESTORS, INC.
                  QUALIFICATION AS REAL ESTATE INVESTMENT TRUST

Ladies and Gentlemen:

                  We have acted as counsel to RFS Hotel Investors, Inc., a Tennessee corporation (the "Company"), in connection with the preparation of a Form S-3 registration statement filed with the Securities and Exchange Commission ("SEC") on July 30, 1996 (the "Registration Statement") with respect to the offer and sale of up to $250 million of the common stock, preferred stock, and depositary shares of the Company, and the offering and sale pursuant to the Registration Statement of 1,000,000 shares of the common stock, par value $0.01 per share (the "Common Stock"), of the Company (the "Offering"). You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

                  The Company, through RFS Partnership, L.P., a Tennessee limited partnership (the "Operating Partnership"), and its subsidiary partnerships and limited liability companies (the "Subsidiary Partnerships"), currently owns 58 hotels and associated personal property (the "Hotels"). The Company, or a wholly-owned subsidiary of the Company, owns a 1% general partnership interest or managing member interest, as applicable, and the Operating Partnership owns a 99% limited partnership interest or non-managing member interest, as applicable, in each Subsidiary Partnership. The Operating Partnership and Subsidiary Partnerships lease 53 of the Hotels to RFS TRS Holdings, Inc. and its subsidiaries (together, the "TRS Lessee") pursuant to substantially similar operating leases (the "TRS Leases"). The remaining five Hotels are leased to and managed by third-parties (the "Non-TRS Lessees") pursuant to substantially similar operating leases (the "Non-TRS Leases" and, together with the TRS Leases, the "Leases").

                  Flagstone Hospitality Management operates and manages 51 of the 53 Hotels leased to the TRS Lessee pursuant to substantially similar management agreements (the "Flagstone Management Agreements") with the TRS Lessee. The remaining two


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RFS Hotel Investors, Inc.
February 14, 2002
Page 2

Hotels leased to the TRS Lessee are operated and managed by third-party management companies pursuant to substantially similar management agreements (together with the Flagstone Management Agreements, the "Management Agreements").

                  In giving the opinions set forth herein, we have examined the following:

         1. the Company's Second Restated Charter, as filed with the Secretary of State of the State of Tennessee on January 31, 1995, as amended on June 27, 1996 and January 2, 2001;

         2.       the Company's Bylaws;

         3. the prospectus and the prospectus supplement (the "Prospectus Supplement") contained as part of the Registration Statement;

         4. the Fifth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of January 2, 2001 (the "Operating Partnership Agreement"), among the Company, as general partner, and several limited partners;

         5. the partnership agreements of the Subsidiary Partnerships, which are listed on Exhibit A attached hereto (the "Subsidiary Partnership Agreements");

         6.       the Leases;

         7.       the Management Agreements; and

         8. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

                  In connection with the opinions rendered below, we have assumed, with your consent, that:

         1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;


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RFS Hotel Investors, Inc.
February 14, 2002
Page 3

         2. the Company qualified as a REIT for its 1997 taxable year and all prior taxable years;

         3. during its taxable year ending December 31, 2002 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated February 11, 2002 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

         4. the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, or the Subsidiary Partnership Agreements after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year;

         5. each partner (each, a "Partner") of the Operating Partnership and the Subsidiary Partnerships that is a corporation or other entity has a valid legal existence;

         6. each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the Subsidiary Partnership Agreements and the transactions contemplated thereby; and

         7. no action will be taken by the Company, the Operating Partnership, the Subsidiary Partnerships, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

                  In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer's Certificate. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have explained such terms to the Company's representatives and are satisfied that the Company's representatives understand such terms and are capable of making such factual representations.


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RFS Hotel Investors, Inc.
February 14, 2002
Page 4

                  Based on the factual matters in the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussions in the Prospectus Supplement under the caption "Federal Income Tax Considerations" (which are incorporated herein by reference), we are of the opinion that:

                  (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 1998 through December 31, 2001, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2002, and in the future; and

                  (b) the descriptions of the law and the legal conclusions contained in the Prospectus Supplement under the caption "Federal Income Tax Considerations" are correct in all material respects and the discussions thereunder fairly describe the U.S. federal income tax considerations that are likely to be material to a holder of the Common Stock.

                  We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

                  The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Hunton & Williams under the caption "Federal Income Tax Considerations" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required


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RFS Hotel Investors, Inc.
February 14, 2002
Page 5

by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

                  The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees and the purchasers of Common Stock pursuant to the Registration Statement, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                       Very truly yours,


                                       /s/ Hunton & Williams
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                                    EXHIBIT A

                        SUBSIDIARY PARTNERSHIP AGREEMENTS

1. Limited Partnership Agreement of RFS Financing Partnership, L.P., dated October 4, 1996, between RFS Financing Corporation, as general partner, and the Operating Partnership, as limited partner.

2. Limited Liability Company Operating Agreement of RFS SPE 1 1998 LLC, dated December 18, 1998, between RFS MM 1 1998 Corporation, as general partner, and the Operating Partnership, as limited partner.

3. Limited Liability Company Operating Agreement of RFS SPE 2 1998 LLC, dated December 18, 1998, between RFS MM 2 1998 Corporation, as general partner, and the Operating Partnership, as limited partner.

4. Limited Liability Company Operating Agreement of RFS SPE 2000 LLC, dated as of July 21, 2000, between RFS MM 2000 Corporation, as general partner, and the Operating Partnership, as limited partner.

5. Limited Liability Company Operating Agreement of RFS SPE2 2000 LLC, dated July 27, 2000, between RFS MM2 2000 Corporation, as general partner, and the Operating Partnership, as limited partner.

6. Limited Partnership Agreement of RFS Financing Partnership II, L.P., dated June 8, 1998, between RFS Wharf Property Corporation, as general partner, and the Operating Partnership, as limited partner.